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            CONVERSION TECHNOLOGIES INTERNATIONAL, INC.
                     82 BETHANY ROAD, SUITE 6
                     HAZLET, NEW JERSEY 07730

February 14, 1997

Mr. Jeffrey Koebrick
Vangkoe Industries, Inc.
7 San Bartola Drive
St. Augustine, FL 32086                                      Fax: 904-824-7994

Re: APT Joint Venture
    -----------------

Dear Jeff:

As discussed, the following points set forth the intent of Conversion Technologies and VANGKOE with respect to restructuring our joint venture:

1. VANGKOE will transfer its shares of stock of Advanced Particle Technologies, Inc. ("APT") to Conversion Technologies for $0.01 per share and the VANGKOE designated directors and officers shall resign from APT's Board of Directors and as officers of APT, respectively.

2. VANGKOE shall transfer to APT for $1.00 VANGKOE's leasehold interest in the APT half of the facility at 7 San Bartola Drive, St. Augustine, FL 32086, and VANGKOE acknowledges that all equipment and other property in the facility is the property of APT.

3. VANGKOE will sell and assign to APT, VANGKOE's color coating technology as proposed to be utilized by APT in exchange for the payment to VANGKOE of $165,000 (subject



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Mr. Jeffrey Koebrick
February 13, 1997
Re: APT Joint Venture
Page 2


      to verification that VANGKOE has spent such amount in hard and soft costs on APT). Of such amount, $25,000 shall be paid upon the execution of this letter an additional installment of a minimum of $75,000 shall be paid prior to February 28, 1997 (subject to Board approval by Conversion Technologies) and the balance shall be paid according to certain milestones to be agreed upon by Conversion Technologies and VANGKOE and set forth in the technology purchase agreement (to include Bo Gimvang's assistance in reducing the color coating formula to writing, assistance and successfully implementing the technology into the production process and achieving commercial scale throughput levels of material passing QC).

4. VANGKOE shall retain exclusive ownership of the "Ceremaglass" trademark and tradename.

5. Conversion Technologies will enter into a marketing agreement with VANGKOE which shall incorporate the following:

      a. VANGKOE shall have exclusive rights to market APT's color coated specialty glass particles, uncoated specialty glass particles, ALUMAGLASS and fired ceramic particles for use in the swimming pool market in the United States, as long as VANGKOE achieves certain milestones with respect to each such substrate to be mutually agreed upon and set forth in the marketing agreement.

      b. VANGKOE shall purchase color coated particles, uncoated specialty glass particles, ALUMAGLASS and fired ceramic particles exclusively from APT as long as such particles meet a specification to be mutually agreed upon and set forth in the marketing agreement and APT

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Mr. Jeffrey Koebrick
February 13, 1997
Re: APT Joint Venture
Page 3


           can satisfy VANGKOE's firm customer order. APT shall have the opportunity to replace off-spec. material following a reasonable notice and cure period prior to release of VANGKOE's exclusivity under this paragraph. VANGKOE's exclusivity obligation under this paragraph shall not apply to color coated materials that are not the functional equivalents of APT's color coated specialty glass.

      c. The agreement shall have a term of five years and be subject to annual renewal upon mutually agreed upon terms.

      d. The purchase price to be paid for the color coated particles shall be $0.18 per pound, packaged in 50 pound bags satisfying a joint specification, F.O.B. APT's St. Augustine facility during the first 24 months of the agreement and subject to annual increase thereafter only up to 5% (provided that VANGKOE's exclusivity obligation in paragraph b. above shall not apply if such 5% increase is implemented following notice by VANGKOE containing documented evidence of superior pricing available from other vendors for similar color coated particles). Payment shall be made on a net
           60 day basis within agreed upon credit limit. Such pricing assumes $0.01 average cost per pound for coating material. The parties agree to negotiate in good faith if the price of coating materials exceeds such amount.


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Mr. Jeffrey Koebrick
February 13, 1997
Re: APT Joint Venture
Page 4


      e. Notwithstanding the foregoing paragraph, in the event VANGKOE shall lose its exclusive marketing rights, VANGKOE shall receive the best price offered to any customer for color treated particles, uncoated particles, ALUMAGLASS or fired ceramics to be sold in the swimming pool market.

      f. VANGKOE shall use its reasonable best efforts to market APT's particles in the swimming pool market during the term of the agreement.

      g. APT shall pay to VANGKOE a royalty in the event APT sells color coated particles to any customer outside of the swimming pool market or, if VANGKOE fails to retain its exclusive marketing rights, in the swimming pool market. Such royalty shall be $0.02 per pound during the term of the marketing agreement and $0.01 per pound during the 5-year period thereafter.

      h. Neither VANGKOE nor APT will transfer their business to any third party without giving the other the right of first offer, and the marketing agreement shall be binding on all successors and assigns of APT and VANGKOE.

      i. The agreement shall set forth such other customary terms and conditions as shall be agreed upon including a limited warranty by


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Mr. Jeffrey Koebrick
February 13, 1997
Re: APT Joint Venture
Page 5

           APT that the color coated particles shall meet the agreed upon specification and conform to the MSDS.

6. VANGKOE and Conversion Technologies shall terminate all prior agreements between them and provide mutual releases, including, without limitation, the release of VANGKOE from its obligation to purchase the minimum commitments set forth in the Purchase Supply and Distribution Agreement dated March 28, 1996 and to reimburse Conversion Technologies for all expenditures made by Conversion Technologies relating to APT.

7. The foregoing merely reflects the intent of the parties and is subject to execution of a definitive technology purchase agreement, marketing agreement, lease assignment and such other documents as shall be deemed necessary or advisable by the parties. The foregoing is further subject to approval of the respective boards of Conversion Technologies and VANGKOE. the parties agree to work in good faith to effect the foregoing and commence the production and sale of color coated particles as soon as possible.


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Mr. Jeffrey Koebrick
February 13, 1997
Re: APT Joint Venture
Page 6



Please indicate your agreement by signing this letter where indicated below.


Very truly yours,

CONVERSION TECHNOLOGIES INTERNATIONAL, INC.


BY:                                             2/14/97
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     Vice President and General Counsel


VANGKOE INDUSTRIES, INC.

BY:
   ------------------------------------         2/14/97
                 President